UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    August 23, 2004

ALLIED MOTION TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Its Charter)

Colorado

0-4041

84-0518115

(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

23 Inverness Way East, Ste. 150, Englewood, CO		80112
(Address of Principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code    303-799-8520

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 2.01.      Completion of Acquisition or Disposition of Assets.

(a) and (c)  On August 23, 2004, the Company completed the acquisition of Premotec Beheer B.V. (Beheer) and its wholly owned, sole operating subsidiary, Precision Motor Technology B.V. (Premotec), located in Dordrecht, the Netherlands from Premotec Holding B.V., all limited liability companies incorporated in the Netherlands, pursuant to the Stock Purchase Agreement dated July 23, 2004.  Neither the companies acquired nor the seller are related to the Company, and there is no material relationship between those companies and the Company, other than in respect of this acquisition.

(b) Premotec has been manufacturing small precision electric motors for more than thirty years.  The products are manufactured at their facility in the Netherlands and at a contract manufacturing facility in Eastern Europe and are sold to original equipment manufacturers (OEM) in Europe and the United States and through distributors to smaller OEM’s in many countries of the European Economic Community.  Premotec’s products are used in a wide variety of industrial, professional and medical applications, such as fuel injection systems, high-density digital tape drives, bar code readers, laser scanning equipment, dialysis equipment, industrial ink jet printers, waste water treatment, cash dispensers, dosing systems for the pharmaceutical industry, textile manufacturing, document handling equipment, studio television cameras and optical disc drives for the computer industry.  For 2003, Premotec had revenues of approximately U.S. $10 million and had total assets of approximately U.S. $3.5 million.  During the last half of 2003 and continuing into 2004, Premotec has experienced an increase in revenue and profits over the prior year’s results and has achieved U.S. $6 million in revenues for the six months ended June 30, 2004.

(d) The purchase price is EUR 3.75 million (approximately U.S. $4.6 million).  The cash portion of the consideration of EUR 2.5 million (U.S. $3.1 million) was funded by a term loan, a line of credit and an overdraft facility from a Netherlands bank and is discussed more thoroughly in Item 2.03 below.  The remaining portion of the consideration of EUR 1.25 million (U.S. $1.5 million) was funded by the issue of 263,231 shares of the Company’s common stock to the seller, Premotec Holding B.V., under the terms of the Stock Purchase Agreement.

Item 2.03.      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

(a) On August 23, 2004, in connection with the acquisition described in Item 2.01, Allied Motion Technologies, B.V., the Company’s wholly owned Dutch subsidiary, borrowed EUR 1.6 million under a new term loan and Premotec borrowed EUR 900,000 under new line of credit and bank overdraft facilities.  The term loan is secured by the shares of Beheer and an unsecured guarantee from the Company.  The bank facilities are secured by the assets of Premotec.

The EUR 1.6 million term loan is payable in twenty equal quarterly installments of EUR 80,000 each plus interest beginning on October 1, 2004 and ending on July 1, 2009.  The interest rate is EURIBOR plus 2.5%, with a minimum of 4.75% (currently 4.77%).

Under the line-of-credit agreement (the “LOC Agreement”), the Company has available the lesser of (a) EUR 1.25 million or (b) 80% of eligible trade accounts receivable as defined in the LOC Agreement.  The line-of-credit expires in August 2006, unless extended.  Borrowings under the line-of-credit bear interest at a rate equal to the bank’s base rate plus 1.75%, with a minimum of 4.75% (currently 4.75%).

Under the bank overdraft facility, the Company has available up to EUR

200,000.  Borrowings under the overdraft facility bear interest at a rate equal to the bank’s base rate plus 2%, with a minimum of 4.75% (currently 4.75%).

Item 3.02.      Unregistered Sales of Equity Securities

In connection with the acquisition of Premotec described in Item 2.01, the Company issued 263,231 shares of its no par value common stock under the terms of the Stock Purchase Agreement.  The recipient of these shares was Premotec Holding B.V., which was the former owner of Premotec.  The portion of the aggregate purchase price paid by the Company for Premotec that represented the value received by the Company for the shares was approximately $1.5 million representing the fair market value of the stock on August 23, 2004.  The issuance of these shares of common stock was exempt from registration with the U.S. Securities and Exchange Commission pursuant to the exemption from such registration under Section 4(2) of the Securities Act of 1933, as amended, for a sale not involving a public offering.  The Company expects to file a registration statement on Form S-3 to register the common stock issued in connection with the acquisition.

Item 9.01.      Financial Statements and Exhibits.

c)                    Exhibits

2.                     Premotec Beheer BV Share Purchase Agreement, dated as of July 23, 2004 with Representations and Warranties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED MOTION TECHNOLOGIES INC.

DATE: August 26, 2004	By:	/s/ Richard D. Smith
Chief Executive Officer and Chief Financial Officer